FOR FURTHER INFORMATION:

AT INVESTOR RELATIONS INTL:
Haris Tajyar
Managing Partner
Ph: 818-382-9702
htajyar@irintl.com

FOR IMMEDIATE RELEASE
APRIL 18, 2008
CHINA ARCHITECTURAL ENGINEERING RAISES $20 MILLION

COMPANY ISSUES CONVERTIBLE BONDS AND WARRANTS IN DEAL
WITH ABN AMRO AND CITIC ALLCO INVESTMENTS LIMITED

ZHUHAI, China, & LOS ANGELES—April 18, 2008 -- China Architectural Engineering, Inc. (CAE) (AMEX: RCH), a leader in the design, engineering, fabrication and installation of high-end building envelope solution systems, today announced that it has closed a financing transaction under which it issued $20 million in convertible bonds as well as warrants to purchase 300,000 shares of its common stock. The use of proceeds will primarily be used as working capital for the Company’s previously reported backlog of projects.

Investors in the financing included ABN AMRO N.V. and CITIC Allco Investments Ltd. (an investment fund managed by CITIC Capital Finance Ltd., a leading China focused investment management firm under the umbrella of the CITIC Group). The financing consists of $20,000,000 in convertible bonds due in 2011, bearing an annual interest of 12%, along with 300,000 five year warrants. The bonds and warrants are convertible into shares of the Company’s common stock at $6.35 per share.

Emil Cheung, Managing Director of CITIC Capital, added, "We consider CAE to be one of the most significant China-based construction engineering companies currently entering the world stage. We expect our investment today to strengthen not only CAE's business, but also its global reputation for excellence in design and engineering. In turn, CAE's success should enhance the reputation and growth prospects of China’s growing presence in the global construction markets.”

Ken Yi Luo, China Architectural Engineering’s Chairman and CEO, commented, “The financing package announced today is a major step forward in our growth strategy. The proceeds will help us to accelerate our expansion beyond our home market of China and take advantage of additional opportunities. We are already engaged in major projects in Dubai and Qatar and this new capital infusion will provide us with the necessary working capital to finance our existing backlog and pursue additional contracts in the Middle East, as well as helping us pursue new business in the U.S., where we are now setting up an operating unit,” concluded Mr. Luo.

To be added to China Architectural Engineering's investor lists, please contact Haris Tajyar at htajyar@irintl.com or at 818-382-9702.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities mentioned in this release. The securities described in this release have not been registered under the Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States absent an effective registration statement covering such securities or an applicable exemption from such registration requirement.

About China Architectural Engineering, Inc.

China Architectural Engineering, Inc. (CAE) (AMEX:RCH), which began operations in 1992, has maintained a leading position in the global commercial construction industry by providing timely, high-quality, reliable, fully integrated & cost-effective service solutions to its clients utilizing specialized technical expertise in the design, engineering, fabrication and construction of building envelop solution systems. It specializes in high-end curtain wall systems (including glass, stone & metal curtain walls), roofing systems, steel construction systems, eco-energy saving building conservation systems and related products, for public works and commercial real estate projects.

CAE has worked with world-renowned architects and building engineers from China and other countries and has completed over 100 large, complex and unique projects throughout China, Hong Kong, Macau, Australia and Southeast Asia, including numerous award-winning landmark buildings in many of Asia's major cities. It is now capitalizing on its industry-leading expertise by expanding aggressively beyond China into some of the hottest construction markets in the world, including the Middle East, Central Asia and Eastern Europe. It recently set up operations in New York to expand in the U.S. and Canadian markets. CAE now has operations in 13 cities in China, Hong Kong, Sydney (Australia), Dubai (UAE) and New York (USA).

For further information on China Architectural Engineering please visit www.caebuilding.com.

Forward Looking Statements: In addition to historical information, the statements set forth above include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, uncertainty of contract negotiations and payments under existing contracts, the Company’s dependence on government contracts, changes in the laws of the PRC that affect the Company’s operations, fluctuation and unpredictability of costs related to the Company’s products and services, the Company’s dependence on the steel and aluminum markets, reduction or reversal of the Company’s recorded revenue or profits due to “percentage of completion” method of accounting and expenses and costs associated with the issuance of convertible bonds. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company’s reports and other filings with the Securities and Exchange Commission.

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